EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Daniel Maudlin
Vice President - Chief Financial Officer
Haynes International, Inc.
765-456-6102

HAYNES INTERNATIONAL, INC. AGREES TO PURCHASE

ASSETS AND OPERATIONS OF LEVELTEK PROCESSING, LLC IN LAPORTE, INDIANA

KOKOMO, IN, October 21, 2014 — Haynes International, Inc. (NASDAQ GM: HAYN), a leading developer, manufacturer and marketer of technologically advanced high-performance alloys (the “Company”), reported today that it had entered into a definitive agreement to purchase those assets and operations of Leveltek Processing, LLC located in LaPorte, Indiana.  “We are excited about this acquisition and the many opportunities it will provide to Haynes,” said Mark Comerford, President and Chief Executive Officer of the Company.  “Haynes has been working with Leveltek for over 10 years, and we have always been impressed by the quality of their personnel and processing capabilities.  We’re looking forward to continuing work with Leveltek’s employees while building on their customer relationships and expanding the tolling business.”  The acquisition is expected to close in early January of 2015.

About Haynes International

Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, nickel- and cobalt-based high-performance alloys, primarily for use in the aerospace, chemical processing and land-based gas turbine industries.

About Leveltek Processing, LLC

Leveltek Processing, LLC operates metal stretching, leveling and cutting facilities located in LaPorte, Indiana and Benwood, West Virginia.  The company uses non-marking stretch leveling technology to eliminate shape defects in coils of ferrous and non-ferrous materials.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact, including statements regarding industry prospects and future results of operations or financial position, made in this press release are forward-looking.  In many cases, you can identify forward-looking statements by terminology, such as “may”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of such terms and other comparable terminology. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of various factors, many of which are beyond the Company’s control.

The Company has based these forward-looking statements on its current expectations and projections about future events.  Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate. As a result, the forward-looking statements based upon those assumptions also could be incorrect.  Risks and uncertainties, some of which are discussed in Item 1A. of Part 1 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2013, may affect the accuracy of forward-looking statements.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.